Exhibit 99.1

Amplify Energy Announces Fourth Quarter and Full-Year 2024 Results, Year-End 2024 Proved Reserves, Juniper Capital Acquisition Update and Standalone Full-Year 2025 Guidance

HOUSTON, March 5, 2025 -- Amplify Energy Corp. (NYSE: AMPY) (“Amplify,” the “Company,” “us,” or “our”) announced today its operating and financial results for the fourth quarter and full-year 2024, year-end 2024 proved reserves, Juniper Capital (“Juniper”) acquisition update and full-year 2025 standalone guidance for the Company.

Key Highlights

●	2025 strategic initiatives include:
o	Completing the previously announced transformational combination with certain Juniper portfolio companies which own substantial oil-weighted producing assets and significant leasehold interests in the DJ and Powder River Basins (the “Transaction”) and integrating such assets into our operations
o	Continuing the Beta development program with six completions planned for 2025 including the C-48 and the A-45 which were deferred from the 2024 program
o	Expanding Magnify Energy Services, a wholly owned subsidiary of Amplify (“Magnify”), to enhance Amplify’s competitive advantage in operating our mature assets located in East Texas and Oklahoma
o	Creating incremental value in East Texas by monetizing portions of our portfolio and/or participating in joint development opportunities focused within the Haynesville formation
●	During the fourth quarter of 2024, the Company:
o	Achieved average total production of 18.5 MBoepd
o	Generated net cash provided by operating activities of $12.5 million and a net loss of $7.4 million
o	Delivered Adjusted EBITDA of $21.8 million and Adjusted Net Income of $5.1 million
o	Generated $2.9 million of free cash flow
o	Completed the sale of undeveloped Haynesville acreage in East Texas for $1.4 million
●	For full-year 2024, the Company:
o	Achieved average total production of 19.5 MBoepd
o	Generated net cash provided by operating activities of $51.3 million and net income of $12.9 million
o	Delivered Adjusted EBITDA of $103.0 million and Adjusted Net Income of $35.8 million
o	Generated $18.0 million of free cash flow
o	Renegotiated prior surety bonds and reduced sinking fund payments by approximately $7.0 million per year

o	Initiated development drilling program at Beta, with the completion of two wells, which outperformed type curves
o	Generated $3.1 million of Adjusted EBITDA at Magnify
o	Renegotiated the iodine contract in Oklahoma, increasing annual Adjusted EBITDA by $2.4 million
●	Amplify’s year-end 2024 total proved reserves, utilizing Securities and Exchange Commission (“SEC”) pricing of $75.48/Bbl for oil and NGLs and $2.13/MMBtu for natural gas, totaled 93 MMBoe and had a PV-10 value of approximately $736 million
●	As of December 31, 2024, Amplify had $127.0 million outstanding under the revolving credit facility
o	Net Debt to Last Twelve Months (“LTM”) Adjusted EBITDA of 1.2x1
(1)Net debt as of December 31, 2024, consisting of $127 MM outstanding under its revolving credit facility with ~$0.0 MM of cash and cash equivalents, and LTM Adjusted EBITDA as of the fourth quarter of 2024.

Martyn Willsher, Amplify’s President and Chief Executive Officer, commented, “In early 2024, we told stakeholders that 2024 had the potential to be a transformative year for the Company, and we believe that we delivered on that expectation throughout the year.  The recently announced transaction with Juniper Capital expands our operations into the DJ and Powder River Basins, increases our scale, operating efficiency and margins, improves our inventory of attractive drilling locations, and provides us with a new core area for potential M&A activity. The transaction also resulted in a new long-term partnership with Juniper Capital, who have a long history of delivering substantial value to shareholders.  At Beta, we safely and successfully initiated a drilling program, which has increased our confidence regarding the future inventory of the field and has enabled us to expand our development plans for this prolific asset in 2025 and beyond.”

Mr. Willsher continued, “While we have focused our attention and resources on these two significant initiatives, our team has also delivered value to stockholders by pursuing opportunities to reduce operating expenses and maximize the value of our existing asset base. For example, Magnify Energy Services, our wholly owned subsidiary that provides oilfield services to Amplify-operated wells, expanded meaningfully in scope, realizing a significant increase in revenue and efficiency and reducing operating costs in East Texas and Oklahoma. We also renegotiated several existing contracts, like our iodine extraction contract, to receive improved economics. Although smaller in scope, these efforts have demonstrated management’s commitment to identifying areas to improve our operations and deliver value to stockholders. On the value maximizing front, we were able to monetize a portion of our acreage with Haynesville rights for several million dollars, while retaining an interest to realize upside value.”

Mr. Willsher concluded, “We believe that our strategic and operational accomplishments in 2024 set the foundation for Amplify’s future and that in 2025 we will begin to capitalize on the growth potential of this significantly enhanced asset base.  By delivering on our 2025 strategic initiatives, we believe we can create immediate and long-term value for Amplify’s stockholders.”

Juniper Capital Rocky Mountain Assets Update

On January 15, 2025, Amplify announced that it has entered into a definitive merger agreement with privately held Juniper to combine with certain Juniper portfolio companies owning assets and leasehold interests in the DJ and Powder River Basins. Such portfolio companies are oil-weighted and include approximately 287,000 net acres. We expect to close the acquisition in the second quarter of 2025. Amplify has provided more information on the portfolio companies and their assets and the value potential of the Transaction in its latest investor presentation, available on its investor relations website.

On March 4, 2025, a definitive proxy statement was filed providing additional details on the Transaction. A special meeting of stockholders, to be held virtually, has been scheduled for April 14, 2025, at 9:00 am Central Time, where stockholders of record as of March 3, 2025 can vote to approve the issuance of common stock, par value $0.01 per share (the “Common Stock”) (as described in more detail in the definitive proxy statement) in connection with the Transaction. In order to virtually attend, stockholders must register in advance at www.cesonlineservices.com/ampysm_vm prior to April 13, 2025 at 9:00 a.m. Central Time. More information can be found in the definitive proxy statement on the SEC’s website at www.sec.gov and the Company’s website, www.amplifyenergy.com, under the Investor Relations section. Upon approval from our stockholders of the issuance of Common Stock and the resulting closing of the Transaction, Amplify and Juniper are expected to own approximately 61% and 39%, respectively, of the combined company’s outstanding equity.

In anticipation of closing, Amplify is currently working with Juniper and its portfolio companies on integrating the Juniper assets into the Amplify organization.  Furthermore, the Company expects to refinance a substantial portion of its outstanding debt and approximately $133 million in principal amount of the portfolio companies’ outstanding debt prior to closing the Transaction. Amplify intends to update the market with developments of the Transaction as they progress.

East Texas Haynesville Monetization Update

Starting in 2024, several operators expressed increased interest in buying or partnering with Amplify on our East Texas Haynesville interests.  In December 2024, Amplify monetized ninety percent (90%) of its interests in certain units with Haynesville rights in Panola and Shelby Counties, while retaining a ten percent (10%) working interest and the ability to participate in any well drilled within the boundary of such units.  Upon closing, such transaction generated approximately $1.4 million in proceeds.

In January 2025, Amplify completed a second transaction with a separate counterparty.  Amplify sold ninety percent (90%) of its interest in certain units with Haynesville rights in Harrison County, Texas, in addition to 11 gross operated wells.  This transaction also established an Area of Mutual Interest (“AMI”) with the counterparty covering 10,000 gross acres.  Amplify retained a ten percent (10%) working interest in the units it divested and purchased a ten percent (10%) working interest in the counterparty’s acreage.  Amplify generated net proceeds of $6.2 million from these transactions and estimates the AMI has more than 30 potential gross drilling locations.

2024 Year-End Proved Reserve Update

The Company’s estimated proved reserves at SEC pricing for year-end 2024 totaled 93.0 MMBoe, which consisted of 82.2 MMBoe of proved developed reserves and 10.8 MMBoe of proved undeveloped reserves. Proved developed reserves were lower year-over-year, primarily due to lower SEC pricing for oil and natural gas, which fell from $78.22 to $75.48 for oil and from $2.64 to $2.13 for natural gas, and the impact of 2024 production roll-off.  Total proved reserves were comprised of 44% oil, 19% NGLs, and 37% natural gas.

At year-end 2024, Amplify’s total proved reserves and proved developed reserves had PV-10 values of approximately $736 million and $507 million, respectively, using SEC pricing. Proved developed reserve value at Bairoil was lower than 2023 due to a combination of SEC pricing, production performance and higher operating cost assumptions due to significant increases in regulated electricity rates. Proved undeveloped reserves have increased materially as a result of the successful 2024 Beta development program, with the Company adding 23 additional locations and approximately $200 million in PV-10 value. The initial production rates for the two Beta wells brought on-line in 2024 exceeded the type-curves included in our year-end reserve report, and Amplify will consider increasing the type curve assumptions for Beta development wells after evaluating results from the 2025 development program. Detail on the Company’s reserves by asset is provided in the table below. Additionally, Amplify has provided more information on its Beta development program and the substantial value potential of the field in its latest investor presentation, available on its investor relations website.

	Estimated Net Proved Reserves
		% Oil	Proved Developed	Proved Undeveloped	Total Proved
Region	MMBoe	and NGL	PV-10	PV-10	PV-10
			(in millions)
Beta	19.1	100%	$144	$214	$358
Oklahoma	27.0	46%	138	—	138
Bairoil	16.4	100%	118	—	118
East Texas/ North Louisiana	28.0	30%	75	4	79
Eagle Ford (Non-op)	2.5	90%	32	11	43
Total	93.0	63%	$507	$229	$736

(1)	Amplify’s year-end 2024 total proved reserves, utilizing SEC pricing of $75.48/Bbl for oil and NGLs and $2.13/MMBtu for natural gas.

Amplify’s reserves estimates were prepared by its third-party independent reserve consultant, Cawley, Gillespie & Associates, Inc.

Key Financial Results

During the fourth quarter of 2024, the Company reported a net loss of approximately $7.4 million. The net loss was primarily attributable to a non-cash unrealized loss on commodity derivatives during the period.  Excluding the impact of the non-cash unrealized loss on commodity derivatives in addition to other one-time impacts, Amplify generated Adjusted Net Income of $5.1 million in the fourth quarter of 2024.

Fourth quarter Adjusted EBITDA was $21.8 million, a decrease of approximately $3.7 million from $25.5 million in the prior quarter. The decrease was primarily due to lower realized oil prices (net of hedges) in the fourth quarter compared to the prior quarter.

Free cash flow was $2.9 million for the fourth quarter, a decrease of $0.7 million compared to the prior quarter.  Amplify has now generated positive free cash flow in 18 of the last 19 fiscal quarters.

	Fourth Quarter	Third Quarter
$ in millions	2024	2024
Net income (loss)	$(7.4)	$22.7
Net cash provided by operating activities	$12.5	$15.7
Average daily production (MBoe/d)	18.5	19.0
Total revenues excluding hedges	$69.0	$69.9
Adjusted EBITDA (a non-GAAP financial measure)	$21.8	$25.5
Adjusted net income (loss), (a non-GAAP financial measure)	$5.1	$9.8
Total capital	$15.3	$18.2
Free Cash Flow (a non-GAAP financial measure)	$2.9	$3.6

Revolving Credit Facility

As of December 31, 2024, Amplify had $127.0 million outstanding under its revolving credit facility, and net debt to LTM Adjusted EBITDA was 1.2x (net debt as of December 31, 2024 and 4Q24 LTM Adjusted EBITDA). Fourth quarter net debt increased from the prior quarter due to expected changes in working capital and increased development activity, primarily at Beta.

Corporate Production and Pricing

During the fourth quarter of 2024, average daily production was approximately 18.5 Mboepd, a decrease of 0.5 Mboepd from the prior quarter.  The decrease in production was driven by gas volumes, which were impacted by gas plant realizations in East Texas.   Our oil volumes, although slightly higher compared to the prior quarter, were impacted by platform shutdowns following the completion of the emission reduction and electrification facility projects and several unexpected well failures and subsequent interventions at Beta.  With the successful completion of the electrification and emissions reduction project in the fourth quarter 2024 and the intervention projects completed by end of January 2025, we are projecting Beta production to be significantly higher than the fourth quarter, before the impact of the 2025 drilling program.  As of March 2, 2025, current 7-day average production rates at Beta were 4,834 gross Bopd (3,635 net Bopd), representing an approximate 9% increase from fourth quarter 2024 volumes, with minimal contribution from the recently completed C48 well, which we continue to draw down since completing in mid-February.

The Company’s product mix for the quarter was 45% crude oil, 17% NGLs, and 38% natural gas.

	Three Months	Three Months
	Ended	Ended
	December 31, 2024	September 30, 2024
Production volumes - MBOE:
Bairoil	293	294
Beta	308	304
Oklahoma	436	454
East Texas / North Louisiana	609	638
Eagle Ford (Non-op)	60	62
Total - MBoe	1,706	1,752
Total - MBoe/d	18.5	19.0
% - Liquids	62%	60%

Total oil, natural gas and NGL revenues for the fourth quarter of 2024 were approximately $67.2 million, before the impact of derivatives. The Company realized a net gain on commodity derivatives of $4.1 million during the fourth quarter. Oil, natural gas and NGL revenues, net of realized hedges, decreased $3.3 million for the fourth quarter compared to the prior quarter.

The following table sets forth information regarding average realized sales prices for the periods indicated:

	Crude Oil ($/Bbl)		NGLs ($/Bbl)		Natural Gas ($/Mcf)
	Three	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended	Ended
	December 31,	September 30,	December 31,	September 30,	December 31,	September 30,
	2024	2024	2024	2024	2024	2024
Average sales price exclusive of realized derivatives and certain deductions from revenue	$66.82	$71.74	$23.46	$21.63	$2.52	$1.84
Realized derivatives	1.43	(0.24)	—	—	0.76	1.38

Average sales price with realized derivatives exclusive of certain deductions from revenue	$68.25	$71.50	$23.46	$21.63	$3.28	$3.22
Certain deductions from revenue	—	—	(1.37)	(1.33)	(0.01)	—

Average sales price inclusive of realized derivatives and certain deductions from revenue	$68.25	$71.50	$22.09	$20.30	$3.27	$3.22

Costs and Expenses

Lease operating expenses in the fourth quarter of 2024 were approximately $35.1 million, or $20.57 per Boe, a $1.8 million increase compared to the prior quarter. Due to increased well failures in the fourth quarter, Beta lease operating costs were higher compared to the prior quarter.  Lease operating expenses do not reflect $0.9 million of income generated by Magnify in the fourth quarter.

Severance and ad valorem taxes in the fourth quarter were approximately $5.4 million, a decrease of $0.6 million compared to $6.0 million in the prior quarter, and in line with expectations. Severance and ad valorem taxes as a percentage of revenue were approximately 8.0% in the fourth quarter.

Amplify incurred $4.5 million, or $2.62 per Boe, of gathering, processing and transportation expenses in the fourth quarter, compared to $4.3 million, or $2.45 per Boe, in the prior quarter.

Cash G&A expenses in the fourth quarter were $6.3 million, an increase of $0.1 million compared to the prior quarter and in-line with expectations.

Depreciation, depletion and amortization expense in the fourth quarter totaled $8.4 million, or $4.93 per Boe, compared to $8.1 million, or $4.62 per Boe, in the prior quarter.

Net interest expense was $3.7 million in the fourth quarter, a decrease of $0.1 million compared to $3.8 million in the prior quarter.

Amplify recorded a current income tax benefit of $2.1 million in the fourth quarter.

Fourth Quarter and Full-Year Capital Investments

Cash capital investment during the fourth quarter of 2024 was approximately $15.3 million. During the fourth quarter, the Company’s capital allocation was approximately 65% for Beta development drilling and facility projects, with the remainder distributed across the Company’s other assets.

The following table details Amplify’s capital invested during the fourth quarter of 2024:

	Fourth Quarter	Year to Date
	2024 Capital	2024 Capital
	($ MM)	($ MM)
Bairoil	$0.2	$2.9
Beta	$10.0	$53.7
Oklahoma	$0.1	$3.2
East Texas / North Louisiana	$2.8	$5.6
Eagle Ford (Non-op)	$2.1	$4.1
Magnify Energy Services	$0.1	$1.1
Total Capital Invested	$15.3	$70.6

2025 Operations & Development Plan

The following table details Amplify’s 2025 projected capital investments of $70 – $80 million:

Capital Investment by Type (% of Total):
Beta Development	41%
Beta Facility	16%
Workovers & Other Facilities	25%
Non-op Development	18%
Total Capital Investments:	100%

Amplify’s 2025 operations and development plan is designed to continue unlocking the underlying value of the Company’s assets. To achieve this goal, we intend to 1) continue our development program at Beta, 2) execute on low-cost, high-return workover projects, and 3) reduce operating costs by increasing activity at Magnify.

At Beta, Amplify intends to complete six wells in 2025.  The C48 well, the first of the six wells to be completed in 2025, was drilled in the fourth quarter of 2024 and completed in mid-February.  Similar to the A50 and C59 wells drilled in 2024, the completion of the C48 well was initially designed to target the D-sand.  However, drilling conditions encountered in the D-sand and the quality of the C-Sand observed while drilling through the formation, led the team to alter the completion design and target the C-sand instead. The C48 will be the first test of the horizontal potential of the C-sand and we will share the results of the C48 well after obtaining sufficient initial production data.

In 2024 Amplify brought online two new wells at Beta, the A50 well (brought online in June) and the C59 well (brought online in October), both of which exceeded internal projections and increased Beta’s overall production approximately 15% in January 2025 compared to January of 2024. Similarly, the six Beta completions planned in 2025 are expected to significantly increase Amplify’s oil production year-over-year.  Additional information regarding the Beta development plan can be found in the investor presentation on the Company’s investor relations website.

In addition to drilling and completing the six wells, Amplify intends to make continued investments in Beta’s facilities. In 2025, the Company expects to invest approximately $8 million to upgrade a 2-mile pipeline that ships all produced fluid from platform Eureka to platform Elly.

At Bairoil, we continue to focus on enhancing water-alternating-gas injection performance through targeted well recompletions and conversions, which helps offset the asset’s nominal production declines. Our plan also includes an investment at our CO2 gas plant intended to reduce overall power usage and lease operating expenses in the second half of 2025.

Amplify’s operating strategy in Oklahoma remains focused on prioritizing a stable free cash flow profile by managing production through an active workover program, artificial lift enhancements, extending well run-times and continuing to reduce operating costs.

In East Texas, we are participating in the completion of four non-operated development projects, which we expect to be online by mid-year.  The Company also continues to focus on prudent management of the field, such as optimizing field compression, artificial lift enhancement, and equipment insourcing, which is expected to improve the production profile and lower lease operating costs.

In late 2023, we formed Magnify to in-source specific oilfield services to improve service reliability and to reduce overall operating expenses for the Company. Since its inception, Magnify has generated $3.7 million of Adjusted EBITDA with a capital investment of only $1.7 million. In 2025, we expect to invest an additional $1.4 million of capital in Magnify and project 2025 Adjusted EBITDA of approximately $5 million (with an annualized run rate of $6 million by year-end).  We are evaluating additional accretive services for Magnify to service Amplify operated assets.

In the Eagle Ford, we are participating in 14 gross (0.7 net) new development wells and two gross (0.4 net) recompletion projects. These non-operated wells, with highly accretive returns, are currently scheduled to be completed in the first half of 2025.

Full-Year 2025 Guidance

The following standalone guidance is subject to the cautionary statements and limitations described under the "Forward-Looking Statements" caption at the end of this press release. Amplify's 2025 guidance is based on its current expectations regarding capital investment levels and flat commodity prices for crude oil of $71/Bbl (WTI) and natural gas of $3.75/MMBtu (Henry Hub), and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. Additionally, the Company expects to invest approximately 90% of its capital in the first three quarters of the year primarily in connection with the Beta development program. Upon closing of the Transaction with Juniper, the Company will provide updated guidance to include the acquired assets.

A summary of the standalone guidance is presented below:

	FY 2025E
	Low		High
Net Average Daily Production
Oil (MBbls/d)	8.5	—	9.4
NGL (MBbls/d)	3.0	—	3.3
Natural Gas (MMcf/d)	45.0	—	51.0
Total (MBoe/d)	19.0	—	21.0

Commodity Price Differential / Realizations (Unhedged)
Oil Differential ($ / Bbl)	$(3.25)	—	$(4.25)
NGL Realized Price (% of WTI NYMEX)	27%	—	31%
Natural Gas Realized Price (% of Henry Hub)	85%	—	92%

Other Revenue
Magnify Energy Services ($ MM)	$4	—	$6
Other ($MM)	$2	—	$3
Total ($ MM)	$6	—	$9

Gathering, Processing and Transportation Costs
Oil ($ / Bbl)	$0.65	—	$0.85
NGL ($ / Bbl)	$2.75	—	$4.00
Natural Gas ($ / Mcf)	$0.55	—	$0.75
Total ($ / Boe)	$2.25	—	$2.85

Average Costs
Lease Operating ($ / Boe)	$18.50	—	$20.50
Taxes (% of Revenue) (1)	6.0%	—	7.0%
Cash General and Administrative ($ / Boe) (2)(3)	$3.40	—	$3.90

Adjusted EBITDA ($ MM) (2)(3)	$100	—	$120
Cash Interest Expense ($ MM)	$12	—	$18
Capital Expenditures ($ MM)	$70	—	$80
Free Cash Flow ($ MM) (2)(3)	$10	—	$30

(1) Includes production, ad valorem and franchise taxes

(2) Refer to “Use of Non-GAAP Financial Measures” for Amplify’s definition and use of Cash G&A, Adjusted EBITDA and free cash flow, non-GAAP measures (cash income taxes, which are not included in free cash flow, are expected to range between $0 - $2 million for the year)

(3) Amplify believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require Amplify to predict the timing and likelihood of future transactions and other items that are difficult to accurately predict. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, a reconciliation of the most directly comparable forward-looking GAAP measures is not provided.

Hedging

Recently, the Company took advantage of volatility in the futures market to add to its hedge position, further protecting future cash flows. Amplify executed crude oil swaps covering the second half of 2025 through year-end 2026 at a weighted average price of $68.10. The Company also added natural gas collars for a portion of 2027 with a weighted average floor of $3.63 per MMBtu and a weighted average ceiling of $3.98 per MMBtu.

The following table reflects the hedged volumes under Amplify’s commodity derivative contracts and the average fixed floor and ceiling prices at which production is hedged for January 2025 through December 2027, as of March 4, 2025:

	2025	2026	2027
Natural Gas Swaps:
Average Monthly Volume (MMBtu)	585,000	500,000	87,500
Weighted Average Fixed Price ($)	$3.75	$3.79	$3.76

Natural Gas Collars:
Two-way collars
Average Monthly Volume (MMBtu)	500,000	500,000	87,500
Weighted Average Ceiling Price ($)	$3.90	$4.06	$4.20
Weighted Average Floor Price ($)	$3.50	$3.55	$3.50

Oil Swaps:
Average Monthly Volume (Bbls)	128,583	72,750
Weighted Average Fixed Price ($)	$70.85	$69.19

Oil Collars:
Two-way collars
Average Monthly Volume (Bbls)	59,500
Weighted Average Ceiling Price ($)	$80.20
Weighted Average Floor Price ($)	$70.00

Amplify has posted an updated investor presentation containing additional hedging information on its website, www.amplifyenergy.com, under the Investor Relations section.

Annual Report on Form 10-K

Amplify’s financial statements and related footnotes will be available in its Annual Report on Form 10-K for the year ended December 31, 2024, which Amplify expects to file with the SEC on March 5, 2025.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies (Bairoil), federal waters offshore Southern California (Beta), East Texas / North Louisiana, and the Eagle Ford (Non-op). For more information, visit www.amplifyenergy.com.

Conference Call

Amplify will host an investor teleconference tomorrow at 10 a.m. Central Time to discuss these operating and financial results. Interested parties may join the call by dialing (888) 999-5318 at least 15 minutes before the call begins and providing the Conference ID: AEC4Q24. A telephonic replay will be available for fourteen days following the call by dialing (800) 654-1563 and providing the Access Code: 71724906. A transcript and a recorded replay of the call will also be available on our website after the call.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “may,” “will,” “would,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “outlook,” “continue,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated results with respect thereto. These statements address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as projections of results of operations, plans for growth, goals, future capital expenditures, competitive strengths, references to future intentions and other such references. These forward-looking statements involve risks and uncertainties and other factors that could cause the Company’s actual results or financial condition to differ materially from those expressed or implied by forward-looking statements. These include risks and uncertainties relating to, among other things: the Company’s ability to successfully complete the proposed business combination between the Company and certain of Juniper’s portfolio companies, or the “Mergers”; the Company’s evaluation and implementation of strategic alternatives; risks related to the redetermination of the borrowing base under the Company’s revolving credit facility; the Company’s ability to satisfy debt obligations; the Company’s need to make accretive acquisitions or substantial capital expenditures to maintain its declining asset base, including the existence of unanticipated liabilities or problems relating to acquired or divested business or properties; volatility in the prices for oil, natural gas and NGLs; the Company’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing the Company’s indebtedness, including financial covenants; general political and economic conditions, globally and in the jurisdictions in which we operate, including the Russian invasion of Ukraine, and ongoing conflicts in the Middle East, and the potential destabilizing effect such conflicts may pose for the global oil and natural gas markets; expectations regarding general economic conditions, including inflation; and the impact of local, state and federal governmental regulations, including those related to climate change and hydraulic fracturing, and the current administration’s potential reversal thereof. Please read the Company’s filings with the SEC, including “Risk Factors” in the Company’s Annual Report on Form 10-K, and if applicable, the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available on the Company’s Investor Relations website at https://www.amplifyenergy.com/investor-relations/sec-filings/default.aspx or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, the Company undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

No Offer or Solicitation

A portion of this press release relates to a proposed business combination transaction between the Company and certain Juniper portfolio companies. This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, in any jurisdiction, pursuant to the proposed business combination transaction or otherwise, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this document in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Additional Information Regarding the Mergers Will Be Filed With the SEC

In connection with the proposed transaction, the Company has filed a definitive proxy statement. The definitive proxy statement will be sent to the stockholders of the Company. The Company may also file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF AMPLIFY ARE ADVISED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGERS, THE PARTIES TO THE MERGERS AND THE RISKS ASSOCIATED WITH THE MERGERS. Investors and security holders may obtain a free copy of the definitive proxy statement and other relevant documents filed by Amplify with the SEC from the SEC’s website at www.sec.gov. Security holders and other interested parties will also be able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents (when available) by (1) directing your written request to: 500 Dallas Street, Suite 1700, Houston, Texas or (2) contacting our Investor Relations department by telephone at (832) 219-9044 or (832) 219-9051. Copies of the documents filed by the Company with the SEC will be available free of charge on the Company’s website at http://www.amplifyenergy.com.

Participants in the Solicitation

Amplify and certain of its respective directors, executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of Amplify in connection with the proposed transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise, is included in the definitive proxy statement filed with the SEC. Additional information regarding the Company’s directors and executive officers is also included in Amplify’s Notice of Annual Meeting of Stockholders and 2024 Proxy Statement, which was filed with the SEC on April 5, 2024. These documents are available free of charge as described above.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted net income, free cash flow, net debt, PV-10 and cash G&A. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities, standardized measure of discounted future net cash flows, or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income (loss) plus Interest expense; Income tax expense (benefit); DD&A; Impairment of goodwill and long-lived assets (including oil and natural gas properties); Accretion of AROs; Loss or (gain) on commodity derivative instruments; Cash settlements received or (paid) on expired commodity derivative instruments; Amortization of gain associated with terminated commodity derivatives; Losses or (gains) on sale of assets and other, net; Share-based compensation expenses; Exploration costs; Acquisition and divestiture related expenses; Reorganization items, net; Severance payments; and Other non-routine items that we deem appropriate. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities.

Adjusted Net Income. Amplify defines Adjusted Net Income as net income (loss) adjusted for loss (gain) on commodity derivative instruments, acquisition & divestiture related expenses, unusual and infrequent items, and the income tax expense or benefit of these adjustments using our federal statutory tax rate. Adjusted Net Income (Loss) excludes the impact of unusual and infrequent items affecting earnings that vary widely and unpredictably, including derivative gains and losses. This measure is not meant to disassociate these items from management's performance but rather is intended to provide helpful information to investors interested in comparing our performance between periods. Adjusted net income (loss) is not considered to be an alternative to net income (loss) reported in accordance with GAAP.

Free cash flow. Amplify defines free cash flow as Adjusted EBITDA, less cash interest expense and capital expenditures. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measures most directly comparable to free cash flow are net income and net cash provided by operating activities.

Net debt. Amplify defines net debt as the total principal amount drawn on the revolving credit facility less cash and cash equivalents. The Company uses net debt as a measure of financial position and believes this measure provides useful additional information to investors to evaluate the Company's capital structure and financial leverage.

PV-10. PV-10 is a non-GAAP financial measure that represents the present value of estimated future cash inflows from proved oil and natural gas reserves that are calculated using the unweighted arithmetic average first-day-of-the-month prices for the prior 12 months, less future development and operating costs, discounted at 10% per annum to reflect the timing of future cash flows. The most directly comparable GAAP measure to PV-10 is standardized measure. PV-10 differs from standardized measure in its treatment of estimated future income taxes, which are excluded from PV-10. Amplify believes the presentation of PV-10 provides useful information because it is widely used by investors in evaluating oil and natural gas companies without regard to specific income tax characteristics of such entities. PV-10 is not intended to represent the current market value of our estimated proved reserves. PV-10 should not be considered in isolation or as a substitute for the standardized measure as defined under GAAP.

Cash G&A. Amplify defines cash G&A as general and administrative expense, less share-based compensation expense; acquisition and divestiture costs; bad debt expense; and severance payments. Cash G&A is an important non-GAAP financial measure for Amplify’s investors since it allows for analysis of G&A spend without regard to share-based compensation and other non-recurring expenses which can vary substantially from company to company. The GAAP measures most directly comparable to cash G&A is total G&A expenses.

Contacts

Jim Frew -- Senior Vice President and Chief Financial Officer

(832) 219-9044

jim.frew@amplifyenergy.com

Michael Jordan -- Director, Finance and Treasurer

(832) 219-9051

michael.jordan@amplifyenergy.com

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.

Selected Financial Data - Unaudited

Statements of Operations Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2024	September 30, 2024
Revenues:
Oil and natural gas sales	$67,189	$68,135
Other revenues	1,832	1,723
Total revenues	69,021	69,858

Costs and Expenses:
Lease operating expense	35,100	33,255
Pipeline incident loss	2,405	247
Gathering, processing and transportation	4,468	4,290
Exploration	10	—
Taxes other than income	5,356	5,997
Depreciation, depletion and amortization	8,418	8,102
General and administrative expense	9,486	8,251
Accretion of asset retirement obligations	2,156	2,125
Realized (gain) loss on commodity derivatives	(4,052)	(6,375)
Unrealized (gain) loss on commodity derivatives	13,357	(18,672)
(Gain) loss on sale of properties	(1,367)	—
Other, net	334	38
Total costs and expenses	75,671	37,258

Operating Income (loss)	(6,650)	32,600

Other Income (Expense):
Interest expense, net	(3,684)	(3,756)
Other income (expense)	(113)	(130)
Total Other Income (Expense)	(3,797)	(3,886)

Income (loss) before reorganization items, net and income taxes	(10,447)	28,714

Income tax benefit (expense) - current	2,132	(412)
Income tax benefit (expense) - deferred	886	(5,650)
Net income (loss)	$(7,429)	$22,652

Earnings per share:
Basic and diluted earnings (loss) per share	$(0.19)	$0.54

Selected Financial Data - Unaudited

Operating Statistics

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2024	September 30, 2024
Oil and natural gas revenue:
Oil Sales	$50,817	$54,353
NGL Sales	6,602	6,096
Natural Gas Sales	9,770	7,686
Total oil and natural gas sales - Unhedged	$67,189	$68,135

Production volumes:
Oil Sales - MBbls	760	758
NGL Sales - MBbls	299	301
Natural Gas Sales - MMcf	3,883	4,165
Total - MBoe	1,706	1,752
Total - MBoe/d	18.5	19.0

Average sales price (excluding commodity derivatives):
Oil - per Bbl	$66.82	$71.74
NGL - per Bbl	$22.09	$20.29
Natural gas - per Mcf	$2.52	$1.85
Total - per Boe	$39.37	$38.88

Average unit costs per Boe:
Lease operating expense	$20.57	$18.98
Gathering, processing and transportation	$2.62	$2.45
Taxes other than income	$3.14	$3.42
General and administrative expense	$5.56	$4.71
Realized gain/(loss) on commodity derivatives	$2.38	$3.64
Depletion, depreciation, and amortization	$4.93	$4.62

Selected Financial Data - Unaudited

Asset Operating Statistics

	Three Months	Three Months
	Ended	Ended
	December 31, 2024	September 30, 2024
Production volumes - MBOE
Bairoil	293	294
Beta	308	304
Oklahoma	436	454
East Texas / North Louisiana	609	638
Eagle Ford (Non-op)	60	62
Total - MBOE	1,706	1,752
Total - MBoe/d	18.5	19.0
% - Liquids	62%	60%

Lease operating expense - $M
Bairoil	$11,800	$13,164
Beta	12,113	9,520
Oklahoma	3,948	3,644
East Texas / North Louisiana	5,887	5,592
Eagle Ford (Non-op)	1,351	1,335
Total Lease operating expense:	$35,099	$33,255

Capital expenditures - $M
Bairoil	$190	$1,224
Beta	10,001	12,047
Oklahoma	168	1,449
East Texas / North Louisiana	2,758	2,303
Eagle Ford (Non-op)	2,125	1,157
Magnify Energy Services	82	44
Total Capital expenditures:	$15,324	$18,224

Selected Financial Data - Unaudited

Balance Sheet Data

(Amounts in $000s, except per share data)	December 31, 2024	September 30, 2024
Assets
Cash and Cash Equivalents	$—	$—
Accounts Receivable	39,713	32,295
Other Current Assets	32,064	37,862
Total Current Assets	$71,777	$70,157

Net Oil and Gas Properties	$386,218	$378,871
Other Long-Term Assets	289,081	290,188
Total Assets	$747,076	$739,216

Liabilities
Accounts Payable	$13,231	$18,107
Accrued Liabilities	43,413	36,699
Other Current Liabilities	11,494	11,362
Total Current Liabilities	$68,138	$66,168

Long-term Debt	$127,000	$120,000
Asset Retirement Obligation	129,700	127,556
Other Long-Term Liabilities	13,326	10,822
Total Liabilities	$338,164	$324,546

Shareholders' Equity
Common Stock & APIC	$440,380	$438,709
Accumulated Earnings (Deficit)	(31,468)	(24,039)
Total Shareholders' Equity	$408,912	$414,670

Selected Financial Data - Unaudited

Statements of Cash Flows Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2024	September 30, 2024
Net cash provided by (used in) operating activities	$12,455	$15,737
Net cash provided by (used in) investing activities	(19,379)	(18,078)
Net cash provided by (used in) financing activities	6,924	1,839

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2024	September 30, 2024
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$12,455	$15,737
Changes in working capital	4,770	5,937
Interest expense, net	3,684	3,756
Cash settlements received on terminated commodity derivatives	—	(793)
Amortization of gain associated with terminated commodity derivatives	159	—
Amortization and write-off of deferred financing fees	(315)	(310)
Exploration costs	10	—
Acquisition and divestiture related costs	1,424	186
Plugging and abandonment cost	754	372
Current income tax expense (benefit)	(2,132)	412
Pipeline incident loss	2,405	247
(Gain) loss on sale of properties	(1,367)	—
Adjusted EBITDA:	$21,847	$25,544

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$21,847	$25,544
Less: Cash interest expense	3,598	3,721
Less: Capital expenditures	15,324	18,224
Free Cash Flow:	$2,925	$3,599

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Twelve Months	Twelve Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2024	December 31, 2023
Reconciliation of Adjusted EBITDA [1] to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$51,293	$141,590
Changes in working capital	32,272	(8,517)
Interest expense, net	14,599	17,719
Cash settlements received on terminated commodity derivatives	(793)	(658)
Amortization of gain associated with terminated commodity derivatives	159	658
Amortization and write-off of deferred financing fees	(1,233)	(1,980)
Exploration costs	61	57
Acquisition and divestiture related costs	1,633	219
Plugging and abandonment cost	1,640	2,239
Current income tax expense (benefit)	232	4,817
Pipeline incident loss	3,859	19,981
(Gain) loss on sale of property	(1,367)	—
LOPI- timing difference	—	(4,636)
Litigation settlement	—	(84,875)
Other	686	1,418
Adjusted EBITDA:	$103,041	$88,032

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA [1]:	$103,041	$88,032
Less: Cash interest expense	14,438	16,263
Less: Capital expenditures	70,644	33,744
Free Cash Flow:	$17,959	$38,025

(1)Adjusted EBITDA includes a revenue suspense release of $8.4 million for the twelve months ended December 31, 2024. See “Revenue Payables in Suspense” table for additional information.

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2024	September 30, 2024
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$(7,429)	$22,652
Interest expense, net	3,684	3,756
Income tax expense (benefit) - current	(2,132)	412
Income tax expense (benefit) - deferred	(886)	5,650
Depreciation, depletion and amortization	8,418	8,102
Accretion of asset retirement obligations	2,156	2,125
(Gains) losses on commodity derivatives	9,305	(25,047)
Cash settlements received (paid) on expired commodity derivative instruments	4,052	5,582
Amortization of gain associated with terminated commodity derivatives	159	—
Acquisition and divestiture related costs	1,424	186
Share-based compensation expense	1,686	1,815
(Gain) loss on sale of properties	(1,367)	—
Exploration costs	10	—
Loss on settlement of AROs	334	38
Bad debt expense	28	26
Pipeline incident loss	2,405	247
Adjusted EBITDA[1]:	$21,847	$25,544

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA[1]:	$21,847	$25,544
Less: Cash interest expense	3,598	3,721
Less: Capital expenditures	15,324	18,224
Free Cash Flow:	$2,925	$3,599

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Twelve Months	Twelve Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2024	December 31, 2023
Reconciliation of Adjusted EBITDA[1] to Net Income (Loss):
Net income (loss)	$12,946	$392,750
Interest expense, net	14,599	17,719
Income tax expense (benefit) - current	232	4,817
Income tax expense (benefit) - deferred	2,196	(253,796)
Depreciation, depletion and amortization	32,586	28,004
Accretion of asset retirement obligations	8,438	7,951
(Gains) losses on commodity derivatives	2,047	(40,343)
Cash settlements received (paid) on expired commodity derivative instruments	17,617	(8,273)
Amortization of gain associated with terminated commodity derivatives	159	658
Acquisition and divestiture related costs	1,633	219
Share-based compensation expense	6,799	5,280
(Gain) loss on sale of properties	(1,367)	—
Exploration costs	61	57
Loss on settlement of AROs	470	1,003
Bad debt expense	80	98
Pipeline incident loss	3,859	19,981
LOPI-timing difference	—	(4,636)
Litigation settlement	—	(84,875)
Other	686	1,418
Adjusted EBITDA:	$103,041	$88,032

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA[1]:	$103,041	$88,032
Less: Cash interest expense	14,438	16,263
Less: Capital expenditures	70,644	33,744
Free Cash Flow:	$17,959	$38,025

(1)Adjusted EBITDA includes a revenue suspense release of $8.4 million for the twelve months ended December 31, 2024. See “Revenue Payables in Suspense” table for additional information.

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Net Income (Loss) to Adjusted Net Income (Loss)

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2024	September 30, 2024
Adjusted net income (loss) reconciliation:
Net (loss) income	$(7,429)	$22,652
Unrealized loss (gains) on commodity derivative instruments	13,357	(18,672)
Acquisition and divestiture related expenses	1,424	186
Non-recurring costs:
Income tax expense (benefit) - deferred	(886)	5,650
Gain on sale of properties	(1,367)	—
Litigation settlement	—	—
Tax effect of adjustments	(12)	(39)
Adjusted net income (loss)	$5,087	$9,777

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Net Income (Loss) to Adjusted Net Income (Loss)

	Twelve Months	Twelve Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2024	December 31, 2023
Adjusted net income (loss) reconciliation:
Net (loss) income	$12,946	$392,750
Unrealized loss (gains) on commodity derivative instruments	20,457	(47,958)
Acquisition and divestiture related expenses	1,633	219
Non-recurring costs:
Income tax expense (benefit) - deferred[1]	2,196	(253,796)
Gain on sale of properties	(1,367)	—
Litigation settlement[2]	—	(84,875)
Tax effect of adjustments[3]	(56)	17,778
Adjusted net income (loss)	$35,809	$24,118

(1)	In 2023, we achieved three years of cumulative book income which resulted in the release of our valuation allowance of $284.9 million.
(2)	In 2023, non-recurring costs included a litigation settlement with the shipping companies and the containerships whose anchors struck the Company’s pipeline.
(3)	The federal statutory rates were utilized for all periods presented.

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

General and Administrative Expenses

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s)	December 31, 2024	September 30, 2024
General and administrative expense	$9,486	$8,251
Less: Share-based compensation expense	1,686	1,815
Less: Acquisition and divestiture costs	1,424	186
Less: Bad debt expense	28	26
Less: Severance payments	—	—
Total Cash General and Administrative Expense	$6,348	$6,224

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

General and Administrative Expenses

	Twelve Months	Twelve Months
	Ended	Ended
(Amounts in $000s)	December 31, 2024	December 31, 2023
General and administrative expense	$35,895	$32,984
Less: Share-based compensation expense	6,799	5,280
Less: Acquisition and divestiture costs	1,633	219
Less: Bad debt expense	80	98
Less: Severance payments	344	965
Total Cash General and Administrative Expense	$27,039	$26,422

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Revenue Payables in Suspense

	Three Months	Twelve Months
	Ended	Ended
(Amounts in $000s)	December 31, 2024	December 31, 2024
Oil and natural gas sales	$—	$4,023
Other revenues	—	4,829
Severance tax and other deducts	—	(433)
Total net revenue	$—	$8,419

Production volumes:
Oil (MBbls)	—	33
NGLs (MBbls)	—	31
Natural gas (MMcf)	—	441
Total (Mboe)	—	138
Total (Mboe/d)	—	0.38

	As of	As of
	December 31,	December 31,
	2024	2023
Standardized measure of future net cash flows, discounted at 10% ($M)	$608,239	$626,131
Add: PV of future income tax, discounted at 10% ($M)	127,526	130,882
PV-10 ($M)	$735,765	$757,013